EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Ecology and Environment, Inc. pertaining to the Ecology and Environment, Inc. 1998 Stock Award Plan (as amended) of our report dated October 26, 2005 relating to the consolidated financial statements and financial statement schedule of Ecology and Environment, Inc. appearing in the Annual Report on Form 10-K of Ecology and Environment, Inc. for the fiscal year ended July 31, 2005.

/s/ Schneider Downs & Co., Inc.
Pittsburgh, Pennsylvania
February 6, 2006